Exhibit 10.2

TERM NOTE

US $20,000,000	May 23, 2013

1. FOR VALUE RECEIVED, Universal Insurance Holdings, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of RenaissanceRe Ventures Ltd., a Bermuda exempted company, or its registered assignee (the “Holder”) the principal sum of TWENTY MILLION DOLLARS ($20,000,000), or, if less, the unpaid principal amount of the Term Loan, together with accrued interest thereon, in lawful money of the United States of America. Interest and principal shall be payable at such address or by wire transfer to such account as the Holder shall specify by written notice or in the absence of such notice at the address set forth for Holder in the Note Register (as defined in Section 7 hereof). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Loan Agreement (as defined below).

2. The unpaid principal amount of this note (as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time, this “Note”) shall be payable in three annual installments of $6,000,000 (for the first annual installment), $7,000,000 (for the second annual installment), and $7,000,000 (for the third annual installment), with the first installment due and payable on the first anniversary of the date of this Note and the second and third installments due and payable on the second and third anniversaries, respectively, of the date of this Note. The entire unpaid principal amount of the Term Loan shall be due and payable by Borrower to Holder on the Maturity Date. Notwithstanding the foregoing or anything else herein to the contrary, if and when the Borrower duly delivers to Holder under the Covered Loss Swap Agreement a proper Covered Event Notice (as such term is defined in the Covered Loss Swap Agreement), then as of such date all then outstanding principal due under the Term Loan shall be immediately extinguished and abated, and all outstanding interest on such principal balance shall be payable within ten (10) Business Days immediately thereafter the date of such notice; provided, however that in the event Borrower is required to refund the Floating Payment Amount (as defined in the Covered Loss Swap Agreement) then the extinguished principal amount shall be reinstated with effect from the date of extinguishment and all payments of principal and interest that would have been due but for such extinguishment shall be payable within ten (10) Business Days following such reinstatement.

3. The unpaid principal amount of this Note shall bear interest from the date of borrowing until the Maturity Date in accordance with Section 2.2 and Section 8.13 of the Loan Agreement. Interest on this Note shall be payable in accordance with Section 2.2, Section 2.8 and Section 8.13 of the Loan Agreement.

4. This Note has been executed and delivered pursuant to that certain Term Loan Agreement (the “Loan Agreement”), dated as of the date hereof, by and between Holder and Borrower, and is the “Note” referred to therein. This Note evidences the Term Loan made under the Loan Agreement, and the holder of this Note shall be entitled to the benefits provided in the Loan Agreement. Reference is hereby made to the Loan Agreement for a statement of: (a) the prepayment rights and obligations of Borrower; and (b) the rights of Holder to accelerate the payments hereunder upon the occurrence of an Event of Default or otherwise.

5. If this Note, or any installment or payment due hereunder, is not paid when due or if it is collected through a bankruptcy, probate or other court, Borrower agrees to pay all reasonable out of pocket costs of collection, including, but not limited to, Attorney Costs incurred by the holder hereof and costs of appeal, in each case, solely as provided in the Loan Agreement. All past due principal of, and, to the extent permitted by applicable law, past due interest on, this Note shall bear interest until paid at the Default Rate as provided in the Loan Agreement.

6. Borrower and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note, jointly and severally waive demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof.

7. Borrower shall cause to be kept at its principal executive office a register (the “Note Register”) in which Borrower shall provide for the registration of this Note, the repurchase and prepayment of all or any portion of this Note, and the transfer of this Note or any interest in this Note. The Note Register shall be in written form or in any form capable of being converted into written form within a reasonably prompt period of time. Borrower is hereby appointed “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. Upon surrender for registration of transfer of this Note to the Note Registrar, Borrower shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Note. This Note may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of this Note at the principal executive office of Borrower. All Notes so issued upon any registration of transfer or exchange of this Note shall be the valid obligations of Borrower, evidencing the same debt, and entitled to the same benefits, as the Note or Notes surrendered upon such registration of transfer or exchange. No service charge shall be made to Holder for any registration of, transfer or exchange or repurchase of this Note or any interest therein.

8. This Note shall be governed by and construed in accordance with the laws of the State of New York Section 8.8 and Section 8.9 of the Loan Agreement are incorporated herein by reference.

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SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, Borrower has executed this instrument as of the date set forth above.

BORROWER: UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Sean P. Downes
Name: Sean P. Downes
Title: President and Chief Executive Officer

STATE OF Florida	)
) SS.:
COUNTY OF Broward	)

On the 23rd day of May 2013, before me, the undersigned, a notary public in and for said state, personally appeared Sean Downes, the CEO of Universal Insurance Holdings, Inc., personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Beth Wallace
Notary Public